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News Announcement                         For Immediate Release

For further information contact:

Douglas Bruggeman                         Joseph N. Jaffoni, Stewart A. Lewack
Vice President, Finance                   Jaffoni & Collins Incorporated
937/276-3931                              212/835-8500 or rsc@jcir.com

          REX STORES' FIRST QUARTER COMPARABLE STORE SALES INCREASE 5%

Dayton, Ohio (June 3, 2003) -- REX Stores Corporation (NYSE:RSC), a specialty retailer of consumer electronic products and appliances, today announced financial results and comparable store merchandise sales for the Company's fiscal 2003 first quarter ended April 30, 2003.

Net sales in the fiscal 2003 first quarter rose 2% to $95.4 million from $93.5 million in the fiscal 2002 first quarter, reflecting increased sales of HDTV-ready large-screen televisions. Comparable store sales for the three months ended April 30, 2003 rose 5%. The Company reports sales performance quarterly and considers a store to be comparable after it has been open six full fiscal quarters. Comparable store sales figures do not include sales of extended service contracts.

Net income in the fiscal 2003 first quarter was $3.1 million, or $0.25 per diluted share, compared to net income of $4.2 million, or $0.28 per diluted share, in the first quarter of fiscal 2002. Per share results are based on 12,632,000 and 14,814,000 diluted weighted average shares outstanding for the fiscal 2003 and 2002 periods, respectively, and reflect a 3-for-2 stock split paid in February 2002.

Net income for the first quarter of 2003 reflects approximately $3.1 million of pre-tax investment income from the sales of the Company's entire Partnership interest in a synthetic fuel limited partnership. As previously disclosed, the IRS is auditing this limited partnership. Of the amount stated above, approximately $1.8 million of the payments relating to sales of certain portions of the limited partnership interest due the Company during the quarter are being held in escrow pending the results of the IRS audit. Future payments due the Company relating to certain of these sales will also be held in escrow pending the completion of the IRS audit.

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REX Stores Reports First Quarter Results, 6/3/03                          page 2


Commenting on the results, Stuart Rose, Chairman and Chief Executive Officer, stated, "It's a tribute to our employees that we were able to generate a 5% increase in comparable store sales during the tough economic climate that prevailed during the first quarter. Our sales force did a great job of serving the customer and focusing on products we sell best, like HDTV-ready large-screen televisions."

During the fiscal 2003 first quarter, REX purchased approximately 372,500 shares of its common stock. Subsequent to the close of the first quarter, the Company purchased approximately 97,170 additional shares of its common stock. As of June 2, 2003, the Company had approximately 260,480 authorized shares remaining available to purchase under its authorized stock buy-back program.

The Company will host a conference call and webcast today at 11:00 a.m. EDT, which are open to the general public. The conference call numbers are 212-346-6414 or 415-537-1841; please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the call live via the Investor Relations page of the Company's website, www.rextv.com, or at www.vcall.com; please allow 15 minutes to register and download and install any necessary software. Following its completion, a telephonic replay of the call can be accessed from 1:00 p.m. to 8:00 p.m. EDT that day by dialing 800/633-8284 or 402/977-9140 (international callers). The access code for the audio replay is 21145891. Alternatively, a replay will be available on the Internet for 30 days at www.rextv.com or www.vcall.com.

REX Stores Corporation is a leading specialty retailer of consumer electronic products and appliances. As of April 30, 2003, the Company operated 252 stores in 37 states under the trade name "REX."

This news announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as "may," "expect," "believe," "estimate," "anticipate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include among other things, the highly competitive nature of the consumer electronics retailing industry, changes in the national or regional economies, weather, the effects of terrorism or acts of war on consumer spending patterns, the availability of certain products and technological changes.

                                 -tables follow-



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REX Stores Reports First Quarter Results, 6/3/03                          page 3


                     REX STORES CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)

                                                           Three Months Ended,
                                                          ---------------------
                                                          April 30,   April 30,
                                                            2003        2002
                                                          ---------   ---------
NET SALES                                                  $95,411     $93,536

COSTS AND EXPENSES:
   Cost of merchandise sold                                 67,573      66,282
   Selling, general and administrative expenses             25,922      25,005
                                                           -------     -------
Total costs and expenses                                    93,495      91,287
                                                           -------     -------

INCOME FROM OPERATIONS                                       1,916       2,249

INVESTMENT INCOME                                               17         150
INTEREST EXPENSE                                            (1,200)     (1,583)
GAIN ON SALE OF REAL ESTATE                                    386          --
INCOME FROM LIMITED PARTNERSHIPS                             3,064       4,636
                                                           -------     -------

Income before provision for income taxes                     4,183       5,452

PROVISION FOR INCOME TAXES                                   1,045       1,268
                                                           -------     -------

NET INCOME                                                 $ 3,138     $ 4,184
                                                           =======     =======
WEIGHTED AVERAGE SHARES OUTSTANDING -- BASIC                10,939      12,297
                                                           =======     =======

BASIC NET INCOME PER SHARE *                               $  0.29     $  0.34
                                                           =======     =======
WEIGHTED AVERAGE SHARES OUTSTANDING -- DILUTED              12,632      14,814
                                                           =======     =======
DILUTED NET INCOME PER SHARE *                             $  0.25     $  0.28
                                                           =======     =======

* All per share amounts have been adjusted to reflect a 3-for-2 split of the Company's common stock paid on February 11, 2002.

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REX Stores Reports First Quarter Results, 6/3/03                          page 4


                     REX STORES CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                        April 30,   January 31,   April 30,
                                                          2003         2003         2002
                                                        ---------   -----------   ---------
ASSETS:

   Cash and cash equivalents                            $   1,671    $   1,380    $  24,720
   Accounts receivable, net                                 2,495        3,413          995
   Synthetic fuel receivable                                8,644        6,619          446
   Merchandise inventory                                  161,588      142,063      116,902
   Prepaid expenses and other                               1,981        2,567        2,377
   Future income tax benefits                              10,350       10,350       12,614
                                                        ---------    ---------    ---------
      Total current assets                                186,729      166,392      158,054

PROPERTY AND EQUIPMENT, NET                               133,780      134,563      137,962
OTHER ASSETS                                                2,437        1,656           --
FUTURE INCOME TAX BENEFITS                                  6,070        6,070        7,320
RESTRICTED INVESTMENTS                                      2,246        2,241        2,227
                                                        ---------    ---------    ---------
      Total assets                                      $ 331,262    $ 310,922    $ 305,563
                                                        =========    =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
   Notes payable                                        $   8,744    $  13,451    $      --
   Current portion of long-term debt                        6,413        5,657        4,680
   Current portion, deferred income and deferred gain
      on sale and leaseback                                11,422       11,107       11,486
   Accounts payable, trade                                 57,855       27,417       37,710
   Accrued income taxes                                       521           --        2,258
   Accrued payroll                                          3,957        6,750        3,700
   Other current liabilities                                8,315        8,669        9,021
                                                        ---------    ---------    ---------
      Total current liabilities                            97,227       73,051       68,855
                                                        ---------    ---------    ---------

LONG-TERM LIABILITIES:
   Long-term mortgage debt                                 61,825       64,426       68,975
   Deferred income                                         13,547       13,993       14,621
   Deferred gain on sale and leaseback                        198          348          796
                                                        ---------    ---------    ---------
      Total long-term liabilities                          75,570       78,767       84,392
                                                        ---------    ---------    ---------

SHAREHOLDERS' EQUITY:
   Common stock                                               277          277          277
   Paid-in capital                                        121,286      121,282      118,718
   Retained earnings                                      160,778      157,640      138,892
   Treasury stock                                        (123,876)    (120,095)    (105,571)
                                                        ---------    ---------    ---------
      Total shareholders' equity                          158,465      159,104      152,316
                                                        ---------    ---------    ---------
      Total liabilities & shareholders' equity          $ 331,262    $ 310,922    $ 305,563
                                                        =========    =========    =========

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